Exhibit 99.1

Transcript of
AMERICAN MEDICAL ALERT CORP.
First Quarter 2011 Earnings Call
May 11, 2011/10:30 a.m. EDT

Participants

Randi Baldwin – Senior Vice President, Marketing and Program Development
Jack Rhian – President and Chief Executive Officer
Richard Rallo – Chief Financial Officer
Chuck Bennett
Laura Markowitz
Chris Lahiji – LD Micro
Charles Levy – Morgan Stanley Smith Barney
Ethel Rubinstein
Michael Petusky – Noble Financial

Presentation

Operator
Greetings, and welcome to the First Quarter 2011 Earnings Call.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Randi Baldwin, Senior Vice President of Marketing.  Thank you, Ms. Baldwin, you may begin.

Randi Baldwin – American Medical Alert Corp. – Senior Vice President of Marketing
Thank you. This conference call contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminologies such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “continue,” or similar terms, variations of those terms, or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s filing with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K, the company’s Quarterly Reports on Form 10-Q, and other filings and releases.

These include uncertainties relating to government regulations, technological changes, and product liability risks, our Lifecomm Joint Venture, and new product introductions.  In addition, new business opportunities referred to here and include contracts and negotiations may not come to fruition.  Further, the company’s acquisition strategy depends upon the company’s ability to locate appropriate acquisition targets, successfully negotiate agreements to consummate acquisitions, and successfully integrate completed acquisitions, all of which are subject to significant uncertainty.  The company does not undertake any obligation to update these forward-looking statements for events occurring after the date of this conference call.
It is now my pleasure to introduce AMAC’s President and CEO, Jack Rhian.

Jack Rhian – American Medical Alert Corp. – President and CEO
Thanks Randi, and good morning ladies and gentlemen.  Thank you for attending AMAC’s 2011 First Quarter Earnings Conference Call.  Joining me this morning are the other members of our executive management team:  Richard Rallo, our Chief Financial Officer; Randi Baldwin, Senior Vice President.  Fred Siegel is travelling today.

By way of format this morning, Richard Rallo will discuss the financial results for the first quarter.  Thereafter, I will provide management observations regarding our business plans for the remainder of 2011.  Subsequently, our team will be ready to respond to questions from conference participants.

At this time, I’d like to turn the call over to Richard Rallo.  Richard?

Richard Rallo – American Medical Alert Corp. – Chief Financial Officer
Thank you, Jack.  Good morning, everyone.  On today’s call, I will discuss our results of operations for the quarter ended March 31, 2011, as well as focus on some balance sheet items.

Before proceeding with the detailed numbers, I would like to first mention some highlights as follows:  For the quarter ended March 31, 2011, the company achieved record earnings of $1,046,000, or $0.11 per diluted share, after excluding the impact of its equity and net loss from its investment in Lifecomm.

The company continued its revenue momentum within the TBCS division, and recorded its second consecutive quarter of double digit growth as compared to the same quarters in the prior year.  The company has built up cash on hand in excess of $6,400,000, and had working capital of over $11,700,000 at March 31, 2011 and the company’s investment in next generation of mobile PERS continues to move forward, and is on target for a January 2012 rollout.

With respect to the results of operations, total revenues for the quarter ended March 31, 2011 were $10,632,000, as compared to $9,911,000 for the same period in 2010, representing a 7% increase. The majority of the increase was obtained through the following areas: An increase in the company’s non-traditional daytime service offerings. As a result of existing hospital organizations continuing to expand their services the company has been able to realize consistent revenue growth. Additionally the company has just executed a multi-year, multi-million dollar agreement with a major hospital organization in which services are anticipated to commence in the second half of 2011. With this latest agreement and the continued expansion of services from existing hospitals, the company expects that solid growth of this offering will continue throughout the remainder of 2011, and into 2012.

The company has achieved increased revenues from its pharmaceutical offerings due to significant contracts with large companies being executed in which services commenced in late 2010.  In 2011, the company continues to be awarded additional projects whereby services associated with these awards are scheduled to commence as early as the third quarter of this year.  Based on these latest awards, the company foresees continued strong growth from within this channel, particularly for the second half of 2011.

The company has also experienced an increase in its service revenue from its PERS offerings through its long-term care programs, and through the execution of a new agreement with a multi-hospital organization.  Recently the company has executed additional new agreements with home care and hospital organizations whereby the implementation process is either currently underway or due to commence shortly.  This, along with other growth opportunities, which the company is currently pursuing, is anticipated to help facilitate even greater growth in the latter part of 2011 and into 2012.

With respect to gross profit, the company’s overall gross profit percentage for the quarter ended March 31, 2011 was 54%.  This percentage is consistent with the previous quarter; however, the company, through some of its operational enhancements, is optimistic that this percentage will improve during the remainder of 2011.

Net income for the quarter ended March 31, 2011 increased 18% to $1,046,000, or $0.11 per diluted share, as compared to $887,000, or $0.09 per diluted share for the same period in 2010.  Net income for the quarter ended March 31, 2011 excludes the impact of the company share of equity loss in the amount of $337,000 in connection with its investment in Lifecomm for the development of the next generation PERS.  This equity loss, which is not related to the company’s current business operations, is expected to continue over the next several quarters, and as a result of this, the company will continue to experience a decrease in its net income.  At the same time, the company will realize a corresponding tax benefit and have less cash outlay relating to income taxes.  The company’s net income for the quarter ended March 31, 2011, including the effect of this charge, was $710,000, or $0.07 per diluted share.

The increase in net income after excluding the equity losses associated with its investment was primarily attributable to increased revenues, which were partially offset by an increase in certain expenses as follows:  An increase in cost of sales expense, directly correlated with the increase in revenues; and an increase in sales and administrative salaries.

As mentioned on previous conference calls, the company indicated that it planned to expand its sales team.  This process is underway as the company has hired additional personnel in this area.  Additionally, the company has bolstered its administrative personnel as a result of the increased business.

Earnings before interest, taxes, and depreciation amortization for the three months ended March 31, 2011, excluding $560,000 of the company’s share of equity loss incurred with respect to the Lifecomm Joint Venture was $2,532,000 as compared to $2,429,000 for the same period in 2010.  This represents a 4% increase.

EBITDA for the trailing 12 months ended March 31, 2011, excluding $1,740,000 of the company’s share of equity loss, was $9,069,000.  EBITDA for the trailing 12 months ended March 31, 2010 was $9,037,000.
With respect to the balance sheet, the company continues to show solid financial strength as indicated by the following factors:  The company has increased its cash on hand since December 31, 2010 by approximately $2,350,000.  And as of March 31, 2011, the company had in excess of $6,440,000 in cash.  The cash on hand exceeded the company’s total bank debt of $2,630,000.

Working capital as of March 31, 2011 was $11,780,000, which is made up of current assets of approximately $15,240,000, and current liabilities of approximately $3,460,000.  This represents a working capital ratio of 4.4:1, and an increase of $1,740,000 from the December 31st working capital of $10,040,000.

Regarding cash flow, the company continues to generate positive cash flow from operating activities.  This is evidenced by the cash flow from operating activities being approximately $2,700,000 for the quarter ended March 31, 2011.

As the company continues to perform well from a financial perspective, we are most excited about the revenue growth opportunities that are coming to fruition.  Over the last several months we have executed material agreements within both our business lines, which have either begun to generate revenue or will begin to generate revenue during the second half of 2011 and forward.  The company is also in the process of negotiating and executing additional agreements; some of which are of significant scale.

As I sit here today and share the first quarter results, I’m encouraged by our prospects for revenue growth that our business development teams have established.  I am equally confident that we will be able to bring a greater percentage of dollars to the bottom line as a result of greater economies of scale as these agreements come online.

At this time, I would like to turn the call back over to Jack.

Jack Rhian – American Medical Alert Corp. – President and CEO
Thanks, Richard.  Our Q1 results affirm that AMAC is on track to deliver double digit revenue growth while continuing to drive respectable earnings and free cash flow in 2011.  As we promised during our last conference call, I would like to provide our shareholders with further details of our business plan, which is designed to accelerate the pace of our top line growth in 2011, 2012, and beyond.

Our strategy is clear and concise.  We believe that each of AMAC’s business lines, both within the specific category of remote patient monitoring technology or healthcare provider support service.  Therefore, AMAC is working to consolidate the company’s overall offerings within a singular, homogeneous operation through a recoupling of TBCS and HSMS.  We plan to direct our primary sales and marketing efforts through focus on our PERS devices and monitoring offerings within the technology group, while targeting our pharmaceutical support and hospital solutions business lines within the call center group during 2011 and going into 2012.  As we move further into 2012, our technology group will expand its offerings.

In 2010, we began to invest in a series of technology upgrades that by the beginning of 2012 should position AMAC as a first mover within the PERS space.  To accomplish that objective, as previously announced, we entered into a joint venture with Qualcomm and Hughes Telematics to develop and deploy a truly next generational mobile PERS product and monitoring service.  That initiative is proceeding on schedule for a January 2012 commercial release.

In addition to our investment in the Lifecomm Joint Venture, we have engaged to upgrade our core PERS and medication management devices to work in concert with a low cost cellular communication protocol.  Once our devices communicate using a cellular medium, there are a myriad of other feature enhancements that will allow us to serve a significantly greater number of traditional and active seniors in either a residential or medical home environment.

Those feature enhancements include a variety of telehealth applications and activity censored capabilities.  In addition to the next generational device technology, we are convinced that AMAC will differentiate itself as the monitoring service provider of choice for these various RPM solutions through its high touch, medically directed, national contact center infrastructure.

Our contact center now employs a cadre of nurse-level commissions, and we will soon announce the first physician advisor to join our team.  Our work and support as a pharmaceutical industry in the areas of clinical trials, patient care counseling, physician outreach, as well as our extensive work in support of hospitals, provides us with unequalled experience.  This experience allows us to expand our high touch monitoring methodologies to support patients within the medical home and other non-medical living environments.

A radical see change is in the wind, arising from the formation of accountable care organizations and other hospital and home care cost control mandates because of new federal healthcare legislation.  These mandates are expected to become regulation over the next several years, and will initiate a multiple of changes in the way we care for our citizenry.  We believe that companies like AMAC will be sought out to provide this enhanced level of oversight and communications as a mandated alternative to the current care modality.

AMAC has always focused its sales and marketing efforts primarily through business-to-business channels, and plans to continue with that proven strategy.  Currently we are engaged in conversations with additional big brand companies that should increase our sale channels in a material way.  At the same time, we have expanded the number of sales staff dedicated to selling direct to hospitals, as well as to state Medicaid programs.

As previously mentioned, late last year we contracted with a national homecare provider, who is offering PERS as part of a homecare episode of care regiment.  We are pleased to announce that this effort is going as planned with over 100 offices online at this time.  As this national homecare contract accelerates throughout 2011, along with new incremental revenue from other PERS awards currently in the implementation phase, we expect the pace of top line revenue to accelerate from this segment over the next several quarters going into 2012.

Other homecare entities have also expressed interest in this episode of care use of PERS.  This clearly suggests that we may have the opportunity to scale this distribution model to other homecare providers throughout the country.

Regarding MedSmart, while we have temporarily halted our TV ad campaign, we continue to experience excellent results from our various pilot programs.  We have received expressions of interest from other providers wanting to utilize our medication management system.  Our plan is to announce some of this activity over the next few months, including publishing outcome results for dissemination to the healthcare community at large.

To round out our RPM offerings, we are actively exploring the best of class telehealth solution going forward.  We are testing both an AMAC built telehealth solution, as well as other buy or partnering opportunities that will best position AMAC to take advantage of national reimbursement for that emerging opportunity.

While having placed great emphasis on our technology group because it provides the greatest value creating multiples, we are also convinced that our pharmaceutical support and hospital solutions groups are a profitable and scalable way to grow our top lines and earnings while establishing working relationships with premiere healthcare providers in the country.

Revenue derived from our pharmaceutical support programs are coming through with the higher end of our profit range within the call center segment.  As work from that business line increases over the next 12+ months, we believe it will help lift our overall margins.  Our work with these providers is nothing short of cutting edge.  This work represents a significant portion of the early upside we have experienced during the last two quarters.

In addition to our B2B sales strategy, we also plan to test the revised, direct to consumer, non-TV PERS advertising campaign.  We believe this important channel will help to contribute materially to our organic growth, and have budgeted accordingly for these planned activities.  We also plan to accelerate the pace of strategic acquisitions.

We believe that acquiring smaller competitors in both the PERS and call center space benefits us by not only adding profitable business to our operation, but also increasing our subscriber and client base.  As we introduce our new technology and services, that increased client and subscriber base provides a larger universe of customer share, and thereby increases our overall market value.  Executing on one or two of our acquisition targets during the next few months will help assure our ability to meet our objective of raising guidance in 2011.

As I have promised our shareholders, AMAC’s success is not dependant on any one do or die opportunity, but rather is founded on a series of multiple and material opportunities that our business development teams have effectively brought to the company.  Collectively, these opportunities have the potential to propel the growth trajectory of the company.  AMAC has chosen not to make public announcements regarding each of its individual achievements because such disclosure potentially creates a competitive disadvantage for the company.

Nonetheless, we have established a solid and aggressive plan to accelerate the pace of growth starting in 2011, and prefer to demonstrate the soundness of our strategy through our results of operation.  We look forward to reporting our continued success during future shareholder conference calls.

At this time, we’d like to open up the call for questions from conference participants.  Thank you.

Operator
Thank you.  We will now be conducting a question and answer session.  (Instructions given)

Thank you.  Please proceed with your question.

Chuck Bennett
Good morning, everyone.  I noticed you’ve been able to collect a lot of cash from the last year, and I had a couple of questions.  The first question is, do you see maybe a possible dividend payment back to shareholders anytime soon?

Jack Rhian – American Medical Alert Corp. – President and CEO
Well, decisions regarding distribution, whether it’s special or regularized, is a board decision, and we are constantly talking to our board about the best use of proceeds.  Clearly, as we’ve talked about, we have a strategy to invest in acquisitions, as we mentioned.  But we certainly have not ruled out the idea of future dividend distributions to our shareholders.

Chuck Bennett
Okay.  Also, I’ve been in this thing for a little while, and over the years there have been wide swings in the price of stock.  I have a funny feeling the main problem here regarding the shares of the company is that the story really isn’t out there.  And I was wondering if maybe at this point in time you would entertain the idea of actually trying to get the story out to the investing public?

Jack Rhian – American Medical Alert Corp. – President and CEO
That’s an excellent point.  Clearly we have a set of priorities, and the priority was first, as we mentioned, to make sure the earning was maximized.  Secondly, our strategy in terms of importance, was to accelerate the top line, which we’re now, I think, deeply into that process and have good evidence of our potential success in that regard.

And now that we have, I think, a comprehensive story to tell, we’re prepared to tell it.  I attend a variety of investor conferences.  We are not ruling out the idea of hiring public relations personnel to help us to get the story out.  And we agree that AMAC is a story that’s worth telling and looking forward for ways to best do that and get the message out.

Chuck Bennett
PR people, in my opinion, are a waste of time.  You’re taking guys out and buying them steaks.  I’d be more concerned with as cheap as you are and what things look like to the future, maybe some big company with a lot of cash just comes in and buys you out at a decent price at seven or eight.  So I’d be careful.  I’d like to get the stock up a little higher to avoid that.  So thanks a lot, and I appreciate your time.

Jack Rhian – American Medical Alert Corp. – President & CEO
Thank you, and we certainly are working on getting the share price to recognize what we’ve been doing, and how profitable we are.  We’re going to continue towards that end.

Chuck Bennett
One more question.  Would you consider maybe partnering up with a larger healthcare company in the future?  Is that in the plans right now?

Jack Rhian – American Medical Alert Corp. – President and CEO
You know, I think that the best response is to just indicate our general policy, which is we’re not in the position to comment on any potential M&A activity.

Chuck Bennett
Okay.  Thanks a lot.  Good job, guys.

Jack Rhian – American Medical Alert Corp. – President and CEO
Thank you.

Operator
Thank you.  Our next question comes from the line of Laura Markowitz, a private investor.  Please proceed with your question.

Laura Markowitz
Hi, Good morning.  Most of my questions were just answered, but I wanted to ask about a special dividend.  And I’ve also held the stock for a very long time and I’m looking for some value.  And, you know, we’ve been sitting—you’re at $5.48 today.  When are we going to see some of this good news reflected in the stock price?  It’s getting a little old, frankly.

Jack Rhian – American Medical Alert Corp. – President and CEO
I couldn’t concur with you more.  We are not happy that the stock price doesn’t reflect the earnings and the growth potential of the company that we now, I believe, have been clear about where it’s coming from.  And we can’t, obviously, control the stock price.

As management what we can do is work hard to make sure that we’re growing the company both top line and bottom line.  And I hope that, and it’s my belief that, the market will act rationally.  And when it sees that this company has now the top line trajectory added to the very solid earnings capability and cash flow generation, that it will find its proper level.

I think that at this moment in time it’s just simply not there, and we’re doing everything in our power to make the company as attractive as possible based on absolute numbers, and based on our ability to tell the story about how many different opportunities are coming to the company at this time.

Laura Markowitz
What about looking for a buyer?

Jack Rhian – American Medical Alert Corp. – President and CEO
Well, I think I have to answer that question the same way I just did before, which is that we’re just not in the position to comment on M&A activity.  When and if it comes, we will comment on it.

Laura Markowitz
Okay.  Thank you.

Jack Rhian – American Medical Alert Corp. – President and CEO
Thanks.

Operator
Thank you.  Our next question comes from the line of Chris Lahiji with LD Micro.  Please proceed with your question.

Chris Lahiji – LD Micro
Good morning.  I am hoping that the stock price ultimately takes care of itself.  But until then, I have a few questions.

Richard, how much of the revenue was recurring out of the $10.6 million this quarter?

Richard Rallo – American Medical Alert Corp. – Chief Financial Officer
Approximately 94% was recurring revenue.

Chris Lahiji – LD Micro
Okay, cool. From the get go, from essentially the inception, how much money has AMAC spent thus far on the Lifecomm Joint Venture?

Richard Rallo – American Medical Alert Corp. – Chief Financial Officer
Just over $4 million.

Chris Lahiji – LD Micro
$4 million.  And I was going to ask a follow up to Jack.  Jack, are you happy with the way everything is going with the Lifecomm Venture, and do you have really any color to add as to how things are progressing?

Jack Rhian – American Medical Alert Corp. – President and CEO
I think that we’re rather pleased right now with the way things are progressing.  We keep a very close watch on what’s happening.  I sit on the Board of Lifecomm, so we know exactly what is transpiring.

As with any R&D project, you have to make sure that you don’t have any hiccups, and you have to make sure that you do the proper testing, and that you get everything right because when you want to put the product out, you don’t want to have any kind of issues.  I believe that we have nothing short of world class engineers working on this initiative.

We went to the consumer electronics show late last year, and it was very, very well received.  The product was well received.  We already have mock ups of what the product looks like, and it’s being well received.

I’m very bullish about this investment, and I’m very bullish about how I believe it’s going to be the see change that we’re going to see in terms of the PERS industry, and very excited about being a partner in that process and being a first mover to get us to cellular and mobile PERS.  So, we have to watch it very closely, and can’t say that there won’t be any kind of issues, but right now we’ve got a great management team and a great set of engineers, and it’s going according to plan.

Chris Lahiji – LD Micro
Cool.  And Richard made mention that the bank right now at the company was approximately $2.6 million.  Is it likely that the company will essentially be debt free this time next year?  Or that debt might rise based off a multitude of factors?

Richard Rallo – American Medical Alert Corp. – Chief Financial Officer
A combination.  One is at the current rate we do have a term loan that extends out a couple of years, so it will continue to reduce.  I will mention, though, however, with the acquisition strategy, if there are certain acquisitions that the company believes are very positive, and would really work out well, and work within the company’s confines; if necessary we would go out and borrow additional funds.

Chris Lahiji – LD Micro
Okay.  Thank you, Richard.

Richard Rallo – American Medical Alert Corp. – Chief Financial Officer
You’re welcome.

Chris Lahiji – LD Micro
And last year AMAC won several pharma contracts, which I’m hoping they’ve already added to our top line and bottom line.  But I find it kind of interesting that we really haven’t announced any new pharma deals this year.  Is it the fact that they’ve happened and we haven’t put out press releases?  Or is it the fact that we’re currently working on getting more pharma contracts?

Jack Rhian – American Medical Alert Corp. – President and CEO
Well, Chris, I did make mention of the fact that we’ve made a decision not to make specific announcements.  We really are very bullish on the pharma business that we have created.  There’s a lot more in the pipeline, and we simply choose to keep that as a competitive secret and we don’t want to talk about who the customers are or even too much about the exact type of work we’re doing for pharmaceutical.

But it’s coming through in the numbers you have seen.  The last two quarters the pharmaceutical industry has led the way in terms of getting us to double digit growth, and we see that trend to continue and actually accelerate through 2011 based on the good work that we’re doing.  So, as I mentioned, we’re not going to get into announcing every time we win another award, but we believe we’ll be able to show in a crystal clear way just how much progress we’re making in pharma and the other areas by virtue of how it’s coming through in the numbers.

Chris Lahiji – LD Micro
I see.  And a couple of quick questions.  The healthcare provider.  Can you guys add any color?  I mean, are the fully expanded to all their—I mean, to essentially all their locations?  How much more can we grow?  Is it something where it’s just the tip of the iceberg there?  Or it’s becoming more and more mature?

Jack Rhian – American Medical Alert Corp. – President and CEO
Also a good question in that it is absolutely we’re at the very beginning.  As I indicated, we only have 100 offices up and running, and there are hundreds and hundreds and hundreds more to go.  So we haven’t even begun to see the effects of that workload.

And moreover, I think we now have a new channel, because of this episode of care utilization of PERS for the first time being supported, in effect, through Medicare dollars, is a brave new channel and we’re on the forefront of it.  And that program also is going very well.

Chris Lahiji – LD Micro
Great.  And lastly, are there any publicly traded comparables that shareholders of AMAC can ultimately look at and compare the company?  Because I’m having a hard time finding them.

Jack Rhian – American Medical Alert Corp. – President and CEO
Yes, I’m not so sure.  First of all, at this point in time AMAC is much, much more than just a PERS company.  We’ve always been trying to communicate the fact that we’re an end-to-end healthcare communications provider with a full cadre of remote patient monitoring devices and technology and services.  And trying to compare us to—in a mirror fashion, to another company is a little bit difficult; especially when you’re looking for one in the public sector.

So, I think that there probably isn’t something to look at exactly like us, and I think that the way to look at the company is by virtue of how profitable it is and how profitable it continues to get.  And, equally exciting is how much progress we’ve made with respect to top line improvement.  Again, our hope is that we will be coming back to the shareholders and being able to revise guidance upward because of the increase in the traction and the pace of new contracts coming on board.

Chris Lahiji – LD Micro
Understood.  And thank you guys for your time and continued success.

Operator
Thank you.  Our next question comes from the line of Charles Levy with Morgan Stanley Smith Barney.  Please proceed with your question.

Charles Levy – Morgan Stanley Smith Barney
Jack, could you clarify with regard to the Lifecomm Joint Venture the difference between using cellular or some other communications method for this mobile device?

Jack Rhian – American Medical Alert Corp. – President and CEO
Well, right now all PERS fundamentally communicate through a connection to your plain old telephone landline at home.  And that has been the limiting factor in the utilization of PERS, is that you have to be tethered to a telephone line in order to receive the protection that PERS provides.

What we have now is the opportunity to put a PERS system onto a cellular communication medium, and use a national network to be able to access help through your cellular capability and through your cellular connection.  Because ultimately the PERS—whether it’s a mobile PERS or not, is a telephone communicating device.  And so now we’re going to be able to operate outside of the home, pretty much anywhere we are that has cellular coverage, which is very large majority of the country.

And when you take that cellular, that fundamental cellular communication capability, you add to that the ability to track where you are with GPS.  And when you look at the other features, such as fall detection, you now have created a much, much more powerful monitoring and oversight capability that goes with you wherever you are.  And the kinds of future features that we could add to this are somewhat unending.  We can look at your activity with a pedometer.  We can use it as a gateway for capturing you vital signs information.

It really opens up the door for this device to be able to be your personal safety and wellness device in a holistic fashion, and again, we’re starting out with this with a very narrow focus.  We’re looking at it as being an emergency response device.  But eventually, it could also do things like provide ... services and other kinds of assistance and become, again, that central communication portal for you and your family to be able to communicate, and for you to get help, and for you to be assisted and to be monitored.

And all of that is we’re just at the very, very beginning of this process and we think that by having this world class standard of communication capability, we are finally now going to be able to take PERS and bring it to a much grander capability.  And we’re quite excited about it.  We think that the number of people who will benefit from the product is going to grow exponentially.  And we hope to benefit from being involved and having access to this technology, and being a marketing and services company will be a big part of the solution.

Charles Levy – Morgan Stanley Smith Barney
In relation to that cellular usage, in the current issue of AARP magazine, there’s a full page ad from Life Alert, which is apparently some competitor.  And they are advertising with Life Alert Mobile Service help is now available through your own cell 24/7.  They call it protection on the go.  And their Website is up and running, and it shows pictures of the cell phone and the way to use it.

This sounds very similar to what you’re talking about.  Could you clarify what differentials there might be?

Jack Rhian – American Medical Alert Corp. – President and CEO
Well, again, there are a variety of other companies that are claiming to have similar technology.  But when you’re talking about having true cellular, mobile capability I believe that what Qualcomm and Hughes are building is going to be the gold standard and nothing short of it.

We’ve also seen that there are other competitors who claim that they have product that works.  When we go and ask for a sample of it, we find out it doesn’t work.  And, again, there is a level of sophistication to this R&D effort that’s going to, in my opinion, create the product that’s going to become the standard.

There are multiple ways in which this system will be able to track you.  It will incorporate not only the audio communication, but as I indicated, it will also have fall detection, and it will have a variety of backup systems that will allow us to, I believe, provide the product of choice.

In addition, let’s not forget about the fact that any product, any device is only as good as the service that’s behind it.  And one of AMAC’s absolute core competencies is our ability to monitor people 24/7 and handle the calls properly and make sure that there’s a great customer service experience.  And I think that that’s one of the reasons why Qualcomm and Hughes wanted AMAC to partner with them.

They had a lot of folks who would partner with them, and they went to a company that has the most experience.  And one of our absolute capabilities is our ability to monitor in an emergency environment as well as we do.  People trust us.  We’ve had over a million unique, discreet subscribers being cared for decade in and decade out.  And I think this is all great foundations for creating this new, next generational service that I think is going to truly change the industry.

Charles Levy – Morgan Stanley Smith Barney
Okay, thank you.

Operator
Thank you.  Our next question comes from the line of Ethel Rubinstein, a private investor.  Please proceed with your question.

Ethel Rubinstein
Good morning, everybody.  I was wondering if you had made any progress on your rebranding?

Jack Rhian – American Medical Alert Corp. – President and CEO
Not a lot. We are working with our internal management team getting ready to bring the concept to our Board of Directors.

Ethel Rubinstein
A specific concept, or the concept of rebranding?

Jack Rhian – American Medical Alert Corp. – President and CEO
We are looking to bring a pretty specific concept of rebranding the company under the AMAC brand to our Board, and that is something that once we get buy in from our Board, we’ll be able to move further along with and talk more about with our customers—our shareholders.  But at this point in time, it’s still a work in progress that we are seeking input from, and ultimately approval from our Board.  And I think that I’m pretty confident that by the next shareholder conference call we’ll be able to talk more about that, having had the opportunity to vet it with our Board.

Ethel Rubinstein
Okay.  As you well know, micro caps and small caps stocks have been outperforming everybody—all other stocks—for some time now at the same time that AMAC is—I took the liberty of looking its stock price up on this date for the last five years.  And it’s the lowest that it’s been in five years, or at least it was at the close of the business yesterday.  So I have two questions.  One is, do you think that you conservative approach to sharing news is hurting the stock?

Jack Rhian – American Medical Alert Corp. – President and CEO
I’m not sure if that’s the case.  And if it is, it has to be weighed against any competitive disadvantage it may create for us by putting out too much information.  But, like anything, if we really do sense that that is an issue, then we’ll try to figure out ways to communicate more.  I think we actually do a fairly good job and get a lot of information out about the company, but clearly we are trying to protect the competitively sensitive information about individual customers that we may have.

Ethel Rubinstein
Well, that’s somewhat in opposition to what you agreed with earlier when a gentleman said that he felt that the problem with AMAC was that nobody really knew what was, in essence, a great story.  And that the task at hand is to get that story out there.

So I have two questions, which is why I just asked the question that I did about the approach to sharing news.  And my second is, do you, in fact, have—your business plans are great.  Do you, in fact, have any plan for how you are going to get the stock up?

Jack Rhian – American Medical Alert Corp. – President and CEO
Well I think that, Ethel, you can tell a lot about the company—you can tell a really complete story about a company, and its direction, and its business plan, and its strategy, without getting specific about naming each and every award that you get, and naming the companies that you actually have gotten an award from.

Now, you also have to appreciate the fact that as a B2B provider, as the provider behind the healthcare provider, in many cases those providers actually request that they not have public announcements about what’s going on, because they prefer that these B2B relationships are left confidential.  So sometimes even if we wanted to, we’re being asked by our healthcare providers not to.  And since I’ve always taken the position that at the end of the day it’s all about delivering both earnings and top line, I felt that that was more important than telling you about the potential of a contract that may come to fruition, or the potential of what may happen in a while after a contract comes through.

I’ve been putting ourselves on the line by saying we will be happy to be judged by how we’re performing, and I think that all indications are the trajectory of our performance is getting better and better.  But having said that, we have no issue.  I’m happy to stand on a pulpit and tell everyone and anyone about what AMAC’s doing, how the strategy makes sense, how the business plan is unfolding, and why this is a great opportunity.  And frankly, the fact that the stock is as low as it is makes it an extraordinarily compelling offer and opportunity for somebody who wanted to get in.

So why the stock is at this moment in time at this price, I cannot tell you.  I share your disappointment in the stock price, but management cannot control the trading activity and the buying and selling of a company’s shares.  The only thing that we can do is focus on what we can control, which is how we’re doing in terms of bringing in business, and how much money are we making by having that business run through our company.

Ethel Rubinstein
Well, that’s great, but what you also do control is how you communicate.  And clearly the trajectory of the company and the trajectory of the stock are two completely different things.  And clearly they’re going in opposite directions.  So, as a public company, you’re judged by the price of your stock.  And if the stock never moves in tandem with what you believe are great achievements, then that would indicate that a new strategy is indicated.

So I go back to my previous question, which is, do you have a plan for getting the stock up?

Jack Rhian – American Medical Alert Corp. – President and CEO
We believe in the free markets system.  We believe that the markets are rational.  We believe that when you continue to let folks know about the earning power, the cash flow, and the revenue growth of a company, that the marketplace will do what is does and has done for a long time, which is to eventually act rationally and reward good results and penalize bad results.

Ethel Rubinstein
They can’t do that if they don’t know anything about it.

Jack Rhian – American Medical Alert Corp. – President and CEO
And to that end, I’m happy to continue to work as hard as we can to get the message out in as many ways as we can.  But we, as management, we can do what we can do.  And I think that my time is spent, frankly, better making sure that this company continues to drive its profitability, drive its top line revenue, utilize its cash correctly, and act like a smart business.  And I’m going to bet on the fact that if we act like a smart business, then we’re going to eventually get rewarded and the stock price will eventually recognize what we’re doing and react accordingly.

Ethel Rubinstein
So in essence the answer to the question about do you have a plan is that you plan to continue to try and grow the company the way you are, but there is no plan as to how to get the stock price to march in tandem except to hope that in the future it will be different than it was in the past.

Jack Rhian – American Medical Alert Corp. – President and CEO
No.  That’s not a correct portrayal of what I said.  I said that we’re going to act like rational business folks, and we’re going to pay attention and make sure that we keep our eye on the ball about doing the things that we can control.  We can control how much effort we put into bringing new work into the company, we can control our expenses, we can work to accelerate and to derive the most profit we can from our revenue, and we can go out and tell that story in as many venues as we possibly can.  And then we have to expect that the market will act rationally, and it will rewards us for our good results.

Ethel Rubinstein
I guess we’re sort of at a stalemate, and hopefully you’re right.  What is your time plan for when you think that the market it going to respond to your building of the company?

Jack Rhian – American Medical Alert Corp. – President and CEO
I believe that by virtue of what we’re doing and what we’ll be able to demonstrate this year, in 2011, going into early 2012, that I would hope that the market, the share price would react and the market would react and reward us for what we’re able to do.  Because I believe throughout this year and into early next year we will be able to show just how much progress we’re making.

So my hope is that this effect that’s going on right now with the stock price will quickly change, and change over the next several quarters.

Ethel Rubinstein
Okay.  Well, I would just close by saying that I think that that’s a wonderful goal.  I think it’s going to require more than hope in order to make it happen.  Thank you.

Jack Rhian – American Medical Alert Corp. – President and CEO
Thanks, Ethel.

Ethel Rubinstein
Bye.

Operator
Thank you.  Our next question comes from the line of Mike Petusky with Noble Financial.  Please proceed with your question.

Michael Petusky – Noble Financial
Good morning, Jack.  I won’t be as tough on you as some of your other callers.  Can you guys talk about—just to ballpark in terms of size, the revenues associated with that home health agreement, just to give me a sense.  Is that—in terms of quarterly revs, is that five figures?  Six figures?

Richard Rallo – American Medical Alert Corp. – Chief Financial Officer
I think as we start out you’re going to start seeing in the five, and as the program continues to develop and you’re into 2012; mid-2012, and then on a run rate is has the potential to be a six figure.  But I anticipate it’s going to be high five and then on a monthly you’re going to see it go into the six figure range.

Michael Petusky – Noble Financial
Okay, on a monthly basis six figure range, you said?

Richard Rallo – American Medical Alert Corp. – Chief Financial Officer
Yes, it potentially has that magnitude.

Michael Petusky – Noble Financial
Okay, so ultimately maybe this thing ends up being, say a million, two million dollar potential, or something like that.

Richard Rallo – American Medical Alert Corp. – Chief Financial Officer
Agreed.

Michael Petusky – Noble Financial
Okay.  All right.  And in terms of the—let’s talk about the mobile PERS.  When January 2012 comes along, it that a national rollout?  Or do you roll that out slowly?  How does all that work?

Jack Rhian – American Medical Alert Corp. – President and CEO
Well, I think that, again, we’re formulating a plan.  But from my sense, it’s a national rollout, and it’s a national rollout channel by channel.  There are a variety of discreet channels; direct to consumer,B2B, going to insurance company payers like Medicaid and managed care, as well as some other logical resellers who will work in partnership with us.  So, it is clearly going to be a national rollout, and it’s going to be one that is, I believe, driven with great emphasis and teams being dedicated to each and every channel.

Michael Petusky – Noble Financial
So in terms of the cost of the sales and the marketing effort, does that all fall on you?  Or is that split up between the various partners?  How does that work?

Jack Rhian – American Medical Alert Corp. – President and CEO
It varies from channel to channel.  Some of it falls upon AMAC, but there are other partners who will be involved and contributing to the awareness campaigns, as well as the actual cost of advertising.

Michael Petusky – Noble Financial
And in terms of the market for this, is there a lot of cannibalization assumed in terms of your current product, or is this going to be largely marketed to folks that haven’t been with you before?

Jack Rhian – American Medical Alert Corp. – President and CEO
I think that it’s going to be a couple of things.  Number one, we truly believe that since the average age of a PERS subscriber right now is about 82 years old, that this product will be attractive to people several years younger.  And it makes a big, big difference if we can get the average subscriber of this mobile PERS to be a more active senior who’s around 75.  And so we view that as a completely new customer base, and we think the universe of customers who will benefit from this product get much larger than the limited number of subscribers that are currently around that 82 year old age and are fundamentally homebound.

On some level, this device should also be of great interest to somebody who’s 82 years old and quasi homebound, because if they go out to the backyard, if they go out down the other side of the apartment building to go play Mahjong, they can now have this protection go with them as a mobile product.  So we don’t really see it as a cannibalization, we see it as an additional universe of subscribers.

On the other hand, we think that we actually pick up some subscribers who are traditional subscribers who may not have a landline in their home.  There is a small percentage of folks who just have a cellular phone or no phone.  And this is an opportunity to recapture some of that market share.

But by and large, we think that the ultimate universe of subscribers who will be interested and could benefit from this product is going to be exponential to the current universe, and we see it as a great way to be able to market to lots of additional folks, and plan on having that marketing strategy be pointed at these younger folks and the like.

Michael Petusky – Noble Financial
And Richard, I think you’ve said this before, but refresh my memory.  In terms of the ultimate investment you guys make in this JV, does that approach kind of the $5 million to $6 million range?  Or is it more than that?

Richard Rallo – American Medical Alert Corp. – Chief Financial Officer
I think as we look at, as I’ve mentioned before, we put just over $4 million.  I think your estimate, and as we sit and we’ve discussed internally, the $5 million to $6 million is probably a very good estimate at this time.  Obviously based on how those funds are laid out and the success of that spending can always dictate if there’s a little bit more towards that.  But at this point, your suggestion of $5 million to $6 million, I believe, if a very good number.

Michael Petusky – Noble Financial
And then, I guess, back to Jack.  Five years from now, what success for this product?  I mean, what kind of revenues would be kind of a minimum hurdle for success for this product?

Jack Rhian – American Medical Alert Corp. – President and CEO
Well, in talking with our partners at Lifecomm, where everyone in the partnership is viewing this on a large scale, our goal and desire would be to have nothing less than hundreds and hundreds of thousands of people on the service and on the system.  And so that would equate to hundreds of millions of dollars of value and recurring revenue, if we can get to those kinds of numbers.

And there’s going to be a very coordinated effort to make sure that this is viewed as a big opportunity and a big marketing opportunity, in particular.  So we’re looking at this at those levels, and we’re not looking at this as a way to have a science project where we can potentially get 10,000 or 20,000 more subscribers.  We’re viewing this as being absolute potential for hundreds of thousands of subscribers to utilize this new system.

Michael Petusky – Noble Financial
Okay, Jack, I just wanted to make sure I understood.  So essentially you’re saying this could be a $250 million product when all said and done?  Something in that ballpark?

Jack Rhian – American Medical Alert Corp. – President and CEO
Correct.  Those are the kinds of projections—or potential projections.  They’re not projections, but that is where we’re viewing the potential of this opportunity.  And the kinds of folks we’ll be working with in total, I think, are going to help us get there.  That is our goal, and that is our belief, that hundreds of thousands of subscribers and a couple hundred thousand—a couple hundred million in recurring revenue is the absolute goal.

Michael Petusky – Noble Financial
So it’s to kind of get awareness of your sales and marketing efforts and all the rest of it.  Could that kind of number occur within five years?  Or is that a longer term goal?

Jack Rhian – American Medical Alert Corp. – President and CEO
No, I think that within five years is absolutely a reasonable estimate.

Michael Petusky – Noble Financial
Okay.  All right.  Well, very good.  Thanks, guys.

Jack Rhian – American Medical Alert Corp. – President and CEO
Appreciate it, Mike.

Operator
Thank you.  Sirs, there are no further questions at this time.  I would like to turn the floor back over to you for closing comments.

Jack Rhian – American Medical Alert Corp. – President and CEO
We really have no further comment other than to say that on one level we hope that our shareholders recognize the good progress that we are making.  On the other hand, we share in some of the frustration about the fact that the share prices are not where we think it should be at this time.

But we are working diligently towards all of those ends.  We appreciate the tough questions, and we appreciate the rest of the questions.  And we’ll keep on working to communicate with our shareholders, and we’ll continue to work to get the story out as fast as possible, because we think we have a terrific story to tell and we think we’re on the right track.

Until our next shareholder conference call, I thank you.

Operator
This concludes today’s teleconference.  Thank you for your participation.